--------------------------------------------------

                ASSET SALE AND PURCHASE AGREEMENT


                   Dated as of April 29, 1994


                             Between


                   PROLER INTERNATIONAL CORP.

                               and

                    COMMERCIAL METALS COMPANY

        -------------------------------------------------




                 ASSET SALE AND PURCHASE AGREEMENT
                   DATED AS OF APRIL 29, 1994
                             between
                   PROLER INTERNATIONAL CORP.
                               and
                    COMMERCIAL METALS COMPANY




                        TABLE OF CONTENTS

                                                             Page

ASSET SALE AND PURCHASE AGREEMENT............................. 1

1.   Certain Definitions.....................................  1

2.   Sale and Transfer of Certain Assets.....................  2
     (a)  Included Assets....................................  2
     (b)  Excluded Assets....................................  3

3.   Consideration...........................................  3

4.   Payment of Purchase Price; Allocation Agreement.........  4
     (a)  Purchase Price.....................................  4
     (b)  Allocation Agreement...............................  4

5.   Assumption of Liabilities and Certain Obligations.......  4
     (a)  Contracts..........................................  4
     (b)  Non-Assumption.....................................  4

6.   Closing.................................................  5
     (a)  Time and Place.....................................  5
     (b)  Risk of Loss.......................................  5

7.   Property and Environmental Inspection; Environmental
     Indemnity...............................................  5
     (a)  Right of Inspection................................  5
     (b)  Condition of the Property..........................  7
     (c)  Transfer of Property...............................  8

8.   Inventory...............................................  8
     (a)  Purchase and Valuation of Unprepared Inventory.....  8
     (b)  Resolution of Inventory Disputes...................  8
     (c)  Retained Inventory.................................  9

9.   Accounts Receivable.....................................  9

10.  Employees............................................... 10

11.  Prorations; Taxes....................................... 10

12.  [Reserved.]............................................. 10

13.  DTPA Waiver............................................. 10

14.  Representations and Warranties of Seller................ 10
     (a)  Corporate.......................................... 11
     (b)  Condemnation, etc.................................. 11
     (c)  Title to Tangible Personal Property; Absence of
          Liens.............................................. 11
     (d)  Contracts.......................................... 11
     (e)  Litigation......................................... 11
     (f)  Employee Contracts and Benefits.................... 12
     (g)  Accurate Copies.................................... 12
     (h)  Brokers............................................ 12
     (i)  Condition of IFE................................... 12
     (j)  Scope of Representations and Warranties of Seller.. 12
     (k)  Knowledge of Seller................................ 12
     (l)  Prior Use of Property.............................. 13
     (m)  Environmental Matters.............................. 13
     (n)  Patents and Licenses............................... 13

15.  Representations and Warranties of Purchaser............. 14
     (a)  Corporate.......................................... 14
     (b)  Litigation......................................... 14
     (c)  Brokers............................................ 14

16.  Indemnification......................................... 14
     (a)  Indemnification by Seller.......................... 14
     (b)  Indemnification by Purchaser....................... 15
     (c)  Limitation Periods................................. 16
     (d)  Limitation of Liability............................ 17

17.  Further Covenants of Seller............................. 17
     (a)  Best Effort........................................ 17
     (b)  Non-Competition Agreement.......................... 17
     (c)  Conduct of Business Pending Closing................ 18
     (d)  Access to Information, Premises.................... 18
     (e)  Title Commitment................................... 19

18.  Further Covenants of Purchaser.......................... 19
     (a)  Best Efforts....................................... 19
     (b)  Resale Certificates................................ 20

19.  Conditions Precedent to Purchaser's Obligations......... 20

20.  Conditions Precedent to the Seller's Obligations........ 20

21.  Closing Documents....................................... 21
     (a)  Seller............................................. 21
     (b)  Purchaser.......................................... 21

22.  Survival of Representations and Warranties.............. 22

23.  Termination of Agreement................................ 22
     (a)  Termination........................................ 22

24.  Assignment.............................................. 22

25.  Further Assurances...................................... 23

26.  Announcements and Press Releases........................ 23

27.  Amendments.............................................. 23

28.  Counterparts............................................ 23

29.  Parties Bound........................................... 23

30.  Notices................................................. 23

31.  No Waivers.............................................. 24

32.  Entire Agreement........................................ 24

33.  Severability............................................ 24

34.  Applicable Law.......................................... 25

35.  Headings................................................ 25



SCHEDULES

A - Certain Included Improvements, Fixtures and Equipment
B - Real Estate Description
C - Contracts and Leases
D - Exceptions to Representations and Warranties
E - Certain Title Exceptions and Encumbrances
F - Permits

EXHIBITS

A - Allocation Agreement
B - Special Warranty Deed


                ASSET SALE AND PURCHASE AGREEMENT
                ---------------------------------


     This Agreement made as of the 29th day of April, 1994, by and between Commercial Metals Company, a Delaware corporation ("Purchaser"), and Proler International Corp., a Delaware corporation ("Seller"),


                      W I T N E S S E T H:
                      - - - - - - - - - -

     WHEREAS, Seller operates a ferrous scrap business at its facility in Vinton (El Paso), Texas; and

     WHEREAS, the parties hereto desire to enter into an agreement whereby Seller will transfer to Purchaser, and Purchaser will acquire from Seller, certain assets associated with said business;

     NOW, THEREFORE, in consideration for the mutual premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

     1.  Certain Definitions.  For purposes of this Agreement, the
         -------------------
following terms shall have the following meanings:

          (a) "Accounts Receivable" shall mean any notes or accounts receivable or other rights to receive payment owing to Seller on the Closing Date (as defined below) that have arisen from the Business (as defined below);

          (b) "Business" shall mean the ferrous scrap processing operations conducted on the Property (as defined below);

          (c) "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated June 12, 1992, entered into between Purchaser and Seller;

          (d) "Environmental Condition" shall mean any environmental condition with respect to the Property (as defined below) which could or does result in any claim, damage, loss, cost, expense or liability to or against an owner or operator of the Property by any person (including, without limitation, any governmental entity) including, without limitation, any condition resulting from operations conducted on the Property;

          (e) "Improvements, Fixtures and Equipment" or "IFE" shall mean all improvements, fixtures, equipment, and other items of tangible personal property (other than the Inventory as defined below), including without limitation buildings, furniture, fixtures, parts, supplies, motor vehicles and equipment, which are owned by Seller and located on the Property as defined below, or used or held for use by Seller in connection with the Business on the Property, as of the date hereof, which assets shall include all those listed on Schedule A delivered pursuant hereto; and including any IFE acquired between the date hereof and the Closing Date, and excluding, any IFE disposed of between the date hereof and the Closing Date, each in the ordinary course of the Business and in compliance with Section 17(c) of this Agreement, and excluding any IFE specifically excluded in Section 2(b);

          (f) "Inventory" shall mean all of the scrap material held for resale by Seller and located on the Property on the Closing Date;

          (g) "Property" shall mean the real estate consisting of approximately 105 acres and the improvements thereon, including
Seller's facility located off Doniphan Drive, Vinton, Texas, as more fully described in Schedule B.

          (h) "Site Access Agreement" shall mean that certain Site Access Agreement, dated February 25, 1994, entered into between
Purchaser and Seller.

     2.   Sale and Transfer of Certain Assets.  Subject to the
          -----------------------------------
terms and conditions herein set forth, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept, the following assets and properties expressly set forth in this Section 2(a) (the "Assets").


          (a)  Included Assets.  The Assets to be acquired by
               ---------------
Purchaser shall consist of:

               (i)  The Property;

               (ii) All of the Improvements, Fixtures and
      Equipment, except as excluded in Section 2(b);

               (iii)The Inventory purchased by Purchaser pursuant to Section 8(a);

               (iv) All of the Seller's right, title and interest in and to those contracts and leases listed on Schedule C (the "Contracts"), including Seller's rights and obligations under leases for rented equipment used in the Business on the Property as listed on Schedule C which are not rejected by Purchaser pursuant to Section 5(a);

               (v) Seller's customer and supplier lists, including copies of all purchase and sale summaries by customer or supplier or other records showing quantities purchased and buying prices since January 1, 1992;

               (vi) Copies of all surveys, drawings or other renderings showing the proposed or actual location of improvements, easements, drainage, elevation, landfills or disposal sites or similar information concerning the Property; and

              (vii)Copies of all engineering or other schematic drawings concerning or related to the IFE or its installation on the Property.

          The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by such special warranty deeds, bills of sale, endorsements, assignments, drafts, checks or other instruments in such reasonable or customary form as shall be requested by the Purchaser and its counsel and are reasonably satisfactory to Seller and its counsel.

          (b)  Excluded Assets.  Notwithstanding anything to the
               ---------------
contrary in this Agreement, the Assets shall not include, nor shall Seller sell, convey, transfer or assign pursuant to this Agreement, any assets or property not described in Section 2(a) above, including without limitation the following assets and properties which are excluded from this Agreement:

               (i) Accounts Receivable, cash, securities and investments;

               (ii) All personnel records or files relating to employees and other records of the Business, provided that during the sixty (60) days following the Closing Date Purchaser may, at Purchaser's option and expense, make copies of any personnel and other business records pertaining to the Business;

               (iii)Any and all intellectual property rights, including without limitation any and all patents, applications for patents, trademarks, tradenames, service marks, copyrights or similar rights relating to the Business or owned by Seller; and

               (iv) Any IFE, Inventory, Contracts or other assets not used in the Business.

     3.   Consideration.  Purchaser agrees that, subject to the
          -------------
terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets to Purchaser, Purchaser shall:

          (a)  pay to Seller a purchase price equal to $2,562,500
(the "Fixed Purchase Price"); and

          (b) pay to Seller a purchase price for the Inventory as determined pursuant to Section 8 hereof (the "Inventory Purchase Price") (the Fixed Purchase Price and the Inventory Purchase Price being referred to herein collectively as the "Purchase Price"); and

          (c)  assume the specific obligations as set out in
Section 5 hereof.

     4.   Payment of Purchase Price; Allocation Agreement.
          -----------------------------------------------

          (a) Purchase Price. At the Closing, Purchaser shall deliver to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

          (b)  Allocation Agreement.  At or prior to the Closing
               --------------------
Date, Purchaser and Seller shall enter into an agreement (the "Allocation Agreement") substantially in the form of Exhibit A, specifying the manner in which the Purchase Price shall be allocated among the Assets and the other rights conferred on Purchaser pursuant hereto.

     Notwithstanding anything to the contrary contained herein, the execution and delivery of the Allocation Agreement shall not be a condition of Closing.

     5.   Assumption of Liabilities and Certain Obligations.
          -------------------------------------------------

          (a)  Contracts.  Purchaser agrees to accept, assume and
               ---------
fully perform Seller's obligations under the Contracts assigned pursuant to Section 2(a)(iv) and any amendments thereto made in compliance with Section 19(b) hereof; provided, however, that Purchaser shall have the right to review complete copies of all such Contracts, which shall be furnished Purchaser by Seller prior to the Closing Date (except as provided on Schedule C), and Purchaser may, upon written notice to Seller prior to the Closing Date, decline to assume any of the Contracts Purchaser determines to be economically undesirable in the good faith exercise of its judgment. In the event Purchase declines to assume any Contract, the obligations of such rejected Contract shall be retained by Seller and not assigned to Purchaser; provided, however, that the performance by Seller under any such rejected Contract shall not be subject to or deemed to violate the obligation of Seller not to compete with Purchaser pursuant to Section 17(b). The assumption of such Contracts shall be effected by instruments of assumption, agreements or assignments in such form as shall be requested by Seller and its counsel. Purchaser shall indemnify and hold Seller harmless against and from any and all such obligations and all Costs (as defined below) incurred by Seller and arising out of or attributable to any failure of Purchaser to fulfill the obligations assumed pursuant to this Section 5(a), all in accordance with
Section 16.

          (b)  Non-Assumption.  All indebtedness, obligations,
               --------------
claims and other liabilities (absolute, contingent or otherwise) of whatsoever nature of Seller not assumed or released by Purchaser pursuant to this Agreement shall be and remain the obligation of Seller. Seller shall indemnify and hold Purchaser harmless from and against any and all such obligations and Costs (as defined below) incurred by Purchaser and arising out of or attributable to any failure of Seller to fulfill the obligations of Seller retained by Seller pursuant to this Section 5(b), all in accordance with and subject to the limitations set forth in Section 16.

     6.   Closing.
          -------

          (a) Time and Place. The closing ("Closing") of the transactions contemplated herein shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, 19th Floor, Houston, Texas 77002 at 9:00 a.m. on April 29, 1994; provided, that if the Closing does not take place on such date it shall take place on such other date, at such other place, or at such other time as the parties may mutually agree upon; and provided further, that neither party shall be obliged to agree to a later date for the Closing. The date of the Closing determined as provided herein is referred to as the Closing Date. The parties agree that time is of the essence with respect to the Closing. The transactions contemplated by this Agreement shall be effective as of the close of business on the Closing Date.

          (b)  Risk of Loss.  Title, possession and risk of loss
               ------------
for destruction or damage to the Assets shall pass to Purchaser as of the effective time of the Closing; provided, however, that this
Section 6(b) shall not diminish, limit or otherwise impair in any manner Purchaser's or Seller's rights under the other provisions of this Agreement that apportion liability among the parties with respect to events, occurrences or omissions arising or occurring during specified periods. If, prior to the Closing, all or any material part of the Assets are (a) materially damaged so as to be unfit for their intended purpose, (b) destroyed or lost through fire, flood, vandalism, theft or act of God or (c) Sellers' possession and use thereof is otherwise interfered with as a result of expropriation, condemnation or other taking or as a result of any accident or other casualty, Purchaser shall have the option either to: (i) accept title to the Assets, including any affected Assets, without any abatement of the Purchase Price whatsoever, in which event, on the Closing Date, all of the insurance proceeds and other monies paid or due Seller from the insurance carrier or rights arising in connection with such damage shall be assigned by the Seller to Purchaser and any deductible or self insurance retention amount maintained by Seller with regard to such insurance shall be paid by Seller to Purchaser; or (ii) terminate this Agreement.

     7.   Property and Environmental Inspection; Environmental
          Indemnity.
          ---------------------------------------------------------

          (a)  Right of Inspection.  (i) Prior to the date hereof,
               -------------------
and subject to the Site Access Agreement, Seller has made the Property available to Purchaser and Purchaser's environmental consultant (collectively with any other party or parties assisting Purchaser in its inspection of the Property, the "Consultant") for inspection. Such inspection has included the right to take soil and water samples, to inspect the IFE and Inventory and to conduct appropriate environmental tests relating thereto. For purposes of this inspection, the Property has been divided into two parcels: the "Business parcel," on which the IFE are principally located, and the "agricultural parcel."

          (ii) The Consultant has delivered its draft report on the Business parcel to Purchaser. Purchaser provided a copy thereof to Seller, and Seller has reviewed such draft report and provided Purchaser with Seller's comments upon such draft report. Seller has received splits of certain soil samples for analysis. Seller and Purchaser will continue to work together in good faith to agree upon the results and conclusions to be set forth in such environmental due diligence report prior to the Consultant making such report final.

          (iii)No environmental due diligence report has yet been prepared or delivered by the Consultant with respect to the agricultural parcel. Purchaser and Seller agree that such report will also be first issued in draft form and Seller shall be given the opportunity to review the draft and to correct factual inaccuracies therein. Upon Seller's request, splits of any soil or water samples relating to the agricultural parcel shall be immediately delivered to Seller. Seller and Purchaser will work together in good faith to agree upon the results and conclusions to be set forth in such environmental due diligence report prior to the Consultant making such report final.

          (iv) No subsurface testing or drilling shall be performed by Purchaser, the Consultant or any other party on behalf of Purchaser without the prior written consent of Seller. Purchaser agrees that Seller shall have the right to pre-approve any subcontractors to be hired by any Consultant, and that the Consultant and any subcontractor hired by the Consultant shall have liability insurance coverage of a type and amount acceptable to Seller and that Purchaser will require any consultant retained to name Seller as an additional insured on consultant's policies.

          (v) Seller agrees to make available to Consultant all information including results of prior environmental audits, samples, tests or other data gathered in regard to the Property or Seller's operations which are in the possession of Seller. Seller further agrees to permit and assist the Consultant in reviewing such documents as are in Seller's possession or provided to Seller by Purchaser, including permits, permit applications and other books and records as may be necessary to evaluate the Property and Seller's compliance with environmental laws and regulations. Seller agrees to permit Purchaser and Purchaser's consultants to interview, should the same be necessary, Seller's employees concerning the history of operations as conducted on the Property. Purchaser shall make all inspections in good faith and with due diligence, and splits of any further samples taken for analysis shall be made available to Seller immediately upon Seller's request.

          (vi) If the Consultant determines that any remediation or clean up action is required by applicable law to be taken with regard to removal or treatment of any contaminated soil, water, or other materials found on or in the Property, Purchaser shall notify Seller of such determination no later than three (3) business days prior to the Closing Date and request that Seller perform the necessary remediation or clean up (a "Remediation Request"). In the event that Purchaser makes such a Remediation Request, Seller may, if necessary, extend the Closing Date of this Agreement in order to fulfill such Remediation Request. If Seller's good faith estimate of the cost to fulfill such Remediation Request exceeds the difference (the "Difference") of (A) One Hundred Thousand Dollars ($100,000.00) minus (B) the sum of all amounts spent by Seller (exclusive of the amount estimated to fulfill such Remediation Request) subsequent to April 1, 1994 to remediate any portion of the Property, to fill and plug any abandoned wells on the Property or to perform at the request of Purchaser any other clean up or similar actions on the Property (an "Optional Request"), then Seller shall have the option of fulfilling such Optional Request or terminating this Agreement. If Seller's good faith estimate of the cost to fulfill such Remediation Request does not exceed the Difference (a "Binding Request"), Seller shall be obligated to fulfill such Binding Request. In the event that Seller declines to fulfill a Binding Request or an Optional Request, Purchaser may elect to terminate this Agreement by delivering written notice of such termination to Seller on or prior to the Closing Date. Purchaser's failure to deliver written notice of termination of this Agreement to Seller as provided in Section 7(a)(vi) or Section 7(a)(vii), below, shall constitute Purchaser's agreement that Purchaser accepts the Property in accordance with subsection (b) below.

          (vii) Notwithstanding the foregoing, prior to making any Remediation Request pursuant to Section 7(a)(vi), if Purchaser determines, in good faith and based upon Consultant's environmental due diligence reports, that the Environmental Condition of the Property is not satisfactory, Purchaser may terminate this Agreement by delivering written notice of such termination to Seller no later than three (3) business days prior to the Closing Date, which notice shall specify the reason or reasons that Purchaser believes the Property to be unsatisfactory. Failure to specify such reason or reasons shall render the notice void and without effect.

          (viii) All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser's responsibility. Seller shall cooperate with Purchaser in all reasonable respects in making such inspections. Seller hereby reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than five (5) business days in advance of making any such inspection and shall inform Seller of the names of the company and persons who will conduct such inspection. Purchaser agrees (A) to return the Property to the same condition in which the Property was prior to Purchaser's making any inspection and (B) to comply with all applicable laws and regulations regarding installation, plugging and abandonment of any well or boring. Such obligation shall survive any termination of this Agreement.

          (b)  Condition of the Property.  Except as expressly set
               -------------------------
forth herein, it is understood and agreed that with respect to the physical condition and Environmental Condition of the Property, the Property is being sold and conveyed hereunder and, unless Purchaser terminates this Agreement in accordance with the terms of this Agreement, Purchaser agrees to accept the Property "AS IS," "WHERE IS" and "WITH ALL FAULTS" and subject to any Environmental Condition which may exist, without any representation or warranty by Seller of any kind except as expressly provided in Section 14 (including without limitation any representation or warranty as to the condition of the Property, the availability of utilities or other services, the suitability of the Property for purchaser's use, workmanship and materials used in any improvements, or otherwise). Purchaser hereby expressly acknowledges and agrees that (i) Purchaser has or will have, prior to the Closing Date, thoroughly inspected and examined the Property to the extent deemed necessary by Purchaser in order to enable Purchaser to evaluate the purchase of the Property and (ii) Purchaser is relying solely upon such inspections, examination, and evaluation by Purchaser in accepting the Property on an "AS IS," "WHERE IS" and "WITH ALL FAULTS" basis, without representations (other than the limited representations set forth in Section 14), warranties or covenants, (other than the indemnity set forth in the letter delivered by Seller to Purchaser at the Closing (the "Closing Letter")), express or implied, of any kind of nature. Purchaser hereby assumes the risk that Environmental Conditions may exist on the Property and except with respect to the obligations of Seller expressly set forth in the Closing Letter hereby releases Seller of and from any and all claims, actions, demands, rights, damages, costs or expenses which might arise out of or in connection with the Environmental Condition of the Property.

          (c)  Transfer of Property.  The Property shall be
               --------------------
conveyed to Purchaser pursuant to a special warranty deed (the "Deed") substantially in the form of Exhibit B hereto, which Deed shall be subject to the permitted exceptions as described in
Section 17(e) below.

     8.   Inventory.
          ---------

          (a) Purchase and Valuation of Unprepared Inventory. Seller agrees to sell and Purchaser agrees to buy all unprepared ferrous Inventory. Prior to the Closing a representative of Purchaser and Seller shall conduct a joint inspection and appraisal of the Inventory. Seller shall make available such personnel and equipment as may be necessary to move and weigh the unprepared ferrous Inventory in order to assure Purchaser and Seller that an accurate and complete physical inspection has been taken in order to properly value the unprepared ferrous Inventory. Following the joint inspection and appraisal, Purchaser and Seller shall endeavor to agree upon a mutually acceptable price for the unprepared ferrous Inventory.

          (b)  Resolution of Inventory Disputes.  In the event the
               --------------------------------
parties are unable to agree upon a mutually acceptable price for all or any part of the unprepared ferrous Inventory prior to the Closing Date, the parties shall submit the valuation of the unprepared ferrous Inventory or unprepared ferrous Inventory items in dispute to a neutral third party familiar with the scrap processing industry and acceptable to both parties (hereinafter the "Arbitrator"). In the event the parties are unable to agree on the Arbitrator, either party may ask the Executive Director of the Institute of Scrap Recycling Industries to designate the Arbitrator. The Arbitrator shall, within forty eight hours after designation, inspect together with a representative of each of Seller and Purchaser, the unprepared ferrous Inventory. Prior to the Arbitrator's inspection the representatives of Seller and the Purchaser shall inform the Arbitrator and each other in writing of the value placed on the unprepared ferrous Inventory by that party. Following the inspection the Arbitrator shall select the valuation of either Seller or Purchaser which, in the sole opinion of the Arbitrator, most closely approximates the value of the unprepared ferrous Inventory. The valuation selected by the Arbitrator shall be the price to be paid by Purchaser and received by Seller for the unprepared ferrous Inventory at closing. All travel and out of pocket expenses incurred by the Arbitrator and a fee of Three Thousand Dollars ($3,000.00) which the parties agree is appropriate should the services of the Arbitrator be needed, shall be charged at the Closing to the party whose valuation is not selected by the Arbitrator. The Closing Date shall be postponed until the receipt of the Arbitrator's decision which shall be rendered within twenty-four hours of the inspection.

          (c)  Retained Inventory.  Seller will retain all
               ------------------
Inventory other than the unprepared ferrous Inventory and will remove such Inventory from the Property at its expense as soon as practicable following the Closing Date and no later than close of business May 9, 1994. Purchaser will load such Inventory at a cost to Seller of $2.00 per short ton onto rail car or trucks or other means of transport provided by Seller at Seller's expense. Purchaser shall provide Seller and its employees and agents with full access to the Property and reasonable use of its facilities in connection with removal of such Inventory, including the use of Purchaser's scales to weigh such Inventory; provided that such removal will not unreasonably interfere with Purchaser's operations at the facility; and provided further that such removal shall not be deemed to violate the non-competition agreement set forth in
Section 17(b). Seller will bear the risk of loss for all such Inventory after the Closing Date. Any Inventory retained by Seller which is not removed from the Property by close of business May 9, 1994 shall become the property of Purchaser without additional payment to Seller.

     9.   Accounts Receivable.  Seller will deliver to Purchaser
          -------------------
within fifteen (15) days after the Closing Date a complete listing of all of the Accounts Receivable and will notify in writing each customer with an Account Receivable that remittances in payment thereof should be directed to Seller at a stated address. Notwithstanding such notice, if after the Closing Date, (i) Purchaser receives any monies from a customer that are designated to be applied to an Account Receivable, it will immediately forward to Seller such monies in the form received and (ii) Purchaser receives any monies from a customer with an Account Receivable not designated to an Account Receivable or to payments for scrap purchased from Purchaser, it shall inquire of the customer how the customer desires to have the payment applied and immediately forward to Seller such monies the customer desires to be applied to Seller's Account Receivable. In the event the amount so forwarded exceeds the amount of such Account Receivable, Seller shall promptly remit such excess to Purchaser.

     10.  Employees.  It is understood that Seller's employees
          ---------
directly involved in the operation of the Assets will be terminated as of the Closing Date. Seller shall give any notice required under the Worker Adjustment and Retraining Act of 1988, as amended, and shall be responsible for payments, if any, to Seller's employees pursuant to said Act. Purchaser shall have the opportunity to interview and consider Seller's employees for employment in connection with its operation of the Assets and Seller shall make appropriate premises on the Property reasonably available during times mutually convenient for the parties to conduct such interviews and Seller shall permit any employee to attend such an interview during normal working hours. Purchaser shall not be under any obligation to employ, and Seller shall not be under any obligation to attempt to cause Purchaser to employ, those persons who are interviewed by Purchaser. The employees of Seller shall not be deemed to be third party beneficiaries of the provisions of this Section and no such employee shall acquire any right hereunder.

     11.  Prorations; Taxes.  Seller and Purchaser agree that
          -----------------
utility expenses in connection with the Assets and ad valorem, property and other taxes based on the value of the Assets shall be divided or prorated between Seller and Purchaser based on period of ownership and occupancy up to and after the Closing Date. All sums owed under any contract assigned pursuant to this Agreement shall be prorated to the Closing Date based on services provided or equipment used thereunder before and after the Closing Date. All sums owing to a party hereunder shall be paid to such party within twenty (20) days of delivery of a written accounting of the prorated items. Purchaser shall pay for the cost of all other transfer and sales taxes, if any, tax certificates and fees payable as a result of the sale, transfer, conveyance and assignment of Assets provided for herein and shall furnish to Seller receipts, certificates or other evidence of such payment satisfactory to Seller. Seller shall pay for the owner policy of title insurance provided for in Section 17(e). Except as otherwise provided herein, each party shall pay its own attorney's fees and customary closing expenses.

     12.  [Reserved.]
          -----------

     13.  DTPA Waiver.  Purchaser hereby waives and relinquishes,
          -----------
to the fullest extent permitted by law, all provisions of the Texas Deceptive Trade Practices-Consumer Protection Act (Chapter 17, Subchapter E, of the Texas Business and Commerce Code) and any and all rights, remedies and benefits thereunder in connection with the sales transaction contemplated by this Agreement. Purchaser represents and warrants to Seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchaser is represented by legal counsel in connection with the sale contemplated by this Agreement; (c) Purchaser has assets in excess of $5,000,000 according to the most recent financial statements of Purchaser prepared in accordance with generally accepted accounting principles; and (d) Purchaser is knowledgeable and experienced in financial and business matters, including, without limitation, the purchase, operation, ownership, and sale of real estate, and is fully able to evaluate the merits and risks of this transaction.

     14.  Representations and Warranties of Seller.  Except as
          ----------------------------------------
disclosed on Schedule D attached hereto, Seller represents, warrants, and agrees as follows:

          (a)  Corporate.  Seller is a corporation duly organized,
               ---------
validly existing and in good standing under the laws of the State of Delaware, with corporate power to carry on its business as now conducted, and is qualified to do business in the State of Texas. Seller has the corporate power to enter into and perform its obligations under this Agreement. All necessary corporate action required to be taken to authorize the execution, delivery and performance of this Agreement by Seller has been duly and validly taken. The execution, delivery and performance of this Agreement by Seller will not violate its certificate of incorporation or by-laws or the terms of any material agreement to which it is a party or by which it or its properties are bound or any statute, regulation, judgment, order, writ, decree or injunction applicable to it or its properties and assets. No consent of third parties which has not or will not be received by the Closing, other than consents which may be necessary in connection with the assignment of the Contracts, is required to permit Seller to validly consummate the transactions contemplated hereunder. Copies of the articles of incorporation and by-laws of Seller have previously been delivered to Purchaser and are true and correct as of the date of this Agreement.

          (b)  Condemnation, etc.  To Seller's knowledge, Seller
               -----------------
has received no notice from any governmental authority having jurisdiction over the Property that the Property is presently the subject of any condemnation, special assessment or similar proceeding or charge, and to Seller's knowledge, no such condemnation, special assessment or similar proceeding or charge is currently threatened.

          (c)  Title to Tangible Personal Property; Absence of
               ----------------------------------------------
Liens. Seller is the owner of and has good and marketable title to the IFE, the Inventory, and the other tangible Assets (other than the Property) to be transferred hereunder, free and clear of all liens, pledges, mortgages, security interests, conditional sales agreements, charges, prior leases and encumbrances of any kind, except (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen, and the like, or (iii) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such Assets. Seller will convey, sell, assign, transfer and deliver such Assets free and clear of any liens, pledges, mortgages, security interests, charges or encumbrances of any kind, subject to the foregoing exceptions.

          (d)  Contracts.  All of the Contracts to be transferred
               ---------
pursuant to Section 2(a)(iv) are valid and enforceable and in full force and effect, and there is no material default by Seller, or to Seller's knowledge, any other parties thereto. If services are to be provided to Seller under any of such Contracts, such services have been and are being performed satisfactorily and timely, substantially in accordance with the terms of contract.

          (e)  Litigation.  To the knowledge of Seller, there is no
               ----------
action, suit, proceeding or investigation pending or threatened against or affecting Seller which would (i) affect the title of Seller to the Assets, (ii) affect Seller's right to convey the Assets or (iii) question the validity of any action to be taken pursuant to or in connection with this Agreement.

          (f)  Employee Contracts and Benefits.  Seller is not a
               -------------------------------
party to, and there is not in effect, any union contract, collective bargaining agreement, pension or profit sharing plan or other fringe benefit plan or other similar agreement with its employees which Purchaser would be required to assume by law or under the terms of any such plan or agreement.

          (g)  Accurate Copies.  All copies of deeds, leases,
               ---------------
financial statements, schedules and any other document or instrument required to be delivered to Purchaser by Seller pursuant to the terms of this Agreement are and will be true, correct and complete copies of the document or instrument represented thereby.

          (h)  Brokers.  With the exception of its agreement with
               -------
McKenna & Company, Seller has not agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related hereto and has not taken any action on which a claim for any such payment could be based. Seller shall pay and discharge its obligations to McKenna & Company and indemnify and hold Purchaser harmless from any claim by McKenna & Company arising from or related to the Agreement and the sale and purchase of the Business.

          (i)  Condition of IFE.  The Improvements, Fixtures and
               ----------------
Equipment are being transferred to Purchaser hereunder AS IS - WHERE IS - and Seller makes no representation or warranty with respect to such Improvements, Fixtures and Equipment, including any representation of fitness for a particular purpose. Purchaser shall have the right to inspect during normal operation by Seller all the assets listed on Schedule A within five (5) days of the Closing Date.

          (j)  Scope of Representations and Warranties of Seller.
               -------------------------------------------------
Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser (including any opinion, information or advice that may have been provided to Purchaser by any officer, director, stockholder, employee agent, consultant or representative of Seller). Purchaser acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Assets.

          (k)  Knowledge of Seller.  Whenever the term "to the
               -------------------
knowledge of Seller", "to Seller's best knowledge" or the like is used herein such term means the actual knowledge of any officer of Seller or John Everett.

          (l)  Prior Use of Property.  To the knowledge of Seller,
               ---------------------
the only use made of the Property prior to Seller's purchase of the Property on or about the 15th day of March, 1972 was agricultural and since Seller has owned the Property the only uses have been agricultural and for the operation of a facility for metals recycling, detinning and surface activation of precipitation iron.

          (m)  Environmental Matters.  To the knowledge of Seller,
               ---------------------
Seller has made all reports to any agency or department of the federal government of the State of Texas responsible for enforcing laws or regulations pertaining to the environment required to be made by Seller arising from any event or condition that occurred or existed with regard to the Property during the period of use of ownership of the Property by Seller. To the knowledge of the Seller, Seller is in compliance with all laws relating to the handling of hazardous materials or hazardous wastes located on the Property. For purposes of this Agreement, "hazardous materials" and "hazardous wastes" include, without limitation, any flammable materials, explosives, radioactive materials, hazardous waste or hazardous or toxic materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sec. 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. 1609 et seq.) and in the regulations adopted and publications promulgated pursuant thereto or any other federal, state or local environmental law, ordinance, rule or regulation.

          (n)  Patents and Licenses.  Seller owns no patents or
               --------------------
licenses applicable to any equipment being sold to Purchaser and, to the knowledge of Seller, Purchaser shall be free to use the equipment without violation of any patent rights or legally required consent of any person or entity.

          (o)  Permits.  To the knowledge of Seller, Seller has
               -------
obtained and currently holds all permits, licenses, approvals, consents, authorizations, rights and privileges of any nature by or from any governmental administrative or regulatory authority (hereinafter called "Permits") that are required and material for conducting the Business as currently conducted on the Property. Schedule F attached hereto is an accurate, current and complete list and description of all such Permits held by Seller. Except as disclosed on Schedule F, all such Permits are currently in full force and effect, no violations are or have been recorded with respect thereto, and, to the knowledge of Seller, no proceeding, claim, action or investigation of any nature is pending or threatened to revoke, terminate or limit any Permit, nor has Seller received any notice of any claim or default or any other notice with respect to any such Permit.

          (p)  Absence of Labor Difficulties.  Seller represents
               -----------------------------
and warrants that (i) to its knowledge, it is in compliance in all material respects with all federal, state and local statutes, laws, ordinances, rules, regulations, orders and directives with respect to employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, ERISA) and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against Seller; (iv) no representation question exists respecting the employees of Seller; (v) no collective bargaining or other similar employee agreement exists or is pending; and (vi) Seller has not experienced any work stoppage or other labor difficulty which has had an adverse effect on its operations.

     15.  Representations and Warranties of Purchaser.  Purchaser
          -------------------------------------------
represents and warrants as follows:

          (a)  Corporate.  Purchaser is a corporation duly
               ---------
organized, validly existing and in good standing under the laws of Delaware, with the corporate power to carry on its business as now conducted. Purchaser has the corporate power to enter into and perform its obligations under this Agreement. All necessary corporate action required to be taken to authorize the execution, delivery and performance of this Agreement by Purchaser has been duly and validly taken. The execution, delivery and performance by Purchaser of this Agreement will not violate the certificate of incorporation or by-laws of Purchaser or the terms of any material agreement to which Purchaser is a party or by which it or its properties are bound or any statute, regulation, judgment, order, writ, decree or injunction applicable to Purchaser. No consent of third parties which has not or will not be received by the Closing is required to permit Purchaser to validly consummate the transactions contemplated hereunder. Purchaser is duly qualified to do business in the State of Texas.

          (b)  Litigation.  To the knowledge of Purchaser, there is
               ----------
no action, suit, proceeding or investigation pending or threatened against or affecting Purchaser that would question the validity of any action to be taken pursuant to or in connection with this Agreement.

          (c)  Brokers.  Neither Purchaser nor any party acting on
               -------
its behalf has agreed to pay any party a commission, finder's fee or other similar payment in regard to this Agreement or any matter related hereto or taken any action on which a claim for any such payment could be based.

     16.  Indemnification.  The liability of either party in
          ---------------
respect of a breach of a representation, warranty, covenant, indemnity or agreement contained in or arising in connection with this Agreement shall be governed by the terms of this Section.

          (a)  Indemnification by Seller.  Seller agrees to
               -------------------------
indemnify and hold Purchaser harmless against and from any all taxes, claims, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and other expenses of defending any actions or claims, amounts of judgments and amounts paid in settlement (collectively, all of the foregoing being called "Costs"), incurred by Purchaser and arising out of or attributable to (i) any breach of any representation, warranty or covenant made by Seller herein or in any certificate or writing furnished by Seller pursuant hereto, (ii) any nonfulfillment of any agreement hereunder or entered into in connection herewith by Seller, (iii) Seller's performance or non-performance prior to the Closing of or under any contract or lease assigned to Purchaser hereunder, or (iv) any claim, known or unknown, arising out of, or by virtue of, or based upon Seller's business and operations prior to the Closing, in each case other than to the extent expressly assumed by Purchaser or released pursuant to Sections 5 and 7 hereof. Purchaser shall, within ten (10) days after the service of process in a lawsuit, or promptly after it receives notice from any third party that such party intends to assert a claim which could result in indemnification hereunder, give Seller written notice of such claim and provide Seller with a copy of such process or claim. "Promptly" for purposes of this Section 16(a) shall mean giving notice within thirty (30) days. Seller shall have the right to assume the defense of any such claim or lawsuit asserted against Purchaser by a third party, with counsel reasonably satisfactory to Purchaser, and in such event, Seller will not be liable to Purchaser for any further legal or other expenses incurred by Purchaser in connection with the defense thereof, other than the reasonable cost of investigation or assistance required by Purchaser. Purchaser may, however, participate actively, at its sole expense, in any such lawsuit. If Seller so assumes the defense of any such claim or lawsuit all costs of the defense thereof shall thereafter be borne by Seller and it shall have the authority to compromise and settle such claim or lawsuit or to appeal (or cause Purchaser to appeal) any adverse judgment or ruling with the cost of such appeal to be paid by Seller; provided, however, that if any such compromise or settlement would divest Purchaser of any Asset transferred pursuant to this Agreement or if Purchaser may have any unindemnified liability arising out of such claim or lawsuit, Seller shall have the authority to compromise or settle such claim or lawsuit only with the written consent of Purchaser, which consent shall not be unreasonably withheld.
Seller shall have the right to approve any out of court settlement (which approval shall not be unreasonably withheld) of any claim or lawsuit for which it does not assume the defense, if Seller is to be liable to Purchaser hereunder for indemnification with respect thereto. Purchaser and Seller will cooperate fully with each other with respect to discovery, inquiries or investigations in connection with any claim or lawsuit for which indemnity is sought hereunder. Purchaser shall not have the right to offset any sums due Purchaser under this provision against any payments of whatever kind due to Seller from Purchaser.

          (b)  Indemnification by Purchaser.  Purchaser agrees to
               ----------------------------
indemnify and hold Seller harmless against any and all Costs, as defined in Section 16(a), incurred by Seller and arising out of or attributable to (i) any breach of any representation, warranty or covenant made by Purchaser herein or in any certificate or writing furnished by Purchaser pursuant hereto, (ii) any nonfulfillment of any agreement hereunder or entered into in connection herewith by Purchaser; (iii) the failure of Purchaser to fulfill the obligations specifically assumed by it pursuant to this Agreement or (iv) any claim arising out of or by virtue of or based upon any act of Purchaser in connection with Purchaser's hiring of any of Seller's current employees or Purchaser's operation of the Assets or conduct of any of its businesses after the Closing Date. Seller shall, within ten (10) days after the service of process in a lawsuit, or promptly after it receives notice from any third party that such party intends to assert a claim which could result in indemnification hereunder, give Purchaser written notice of such claim and provide Purchaser with a copy of such process or claim. "Promptly" for purposes of this Section 16(b) shall mean giving notice within thirty (30) days. Purchaser shall have the right to assume the defense of any such claim or lawsuit asserted against Seller by a third party, with counsel reasonably satisfactory to Purchaser, and in such event, Purchaser will not be liable to Seller for any further legal or other expenses incurred by Purchaser in connection with the defense thereof, other than the reasonable cost of investigation or assistance required by Seller. Seller may, however, participate actively, at its sole expense, in any such lawsuit. If Purchaser assumes the defense of any such claim or lawsuit, all costs of the defense thereof shall thereafter be borne by Purchaser and it shall have the authority to compromise and settle such claim or lawsuit or to appeal (or cause Seller to appeal) any adverse judgment or ruling with the cost of such appeal to be paid by Purchaser; provided, however, that if Seller may have any unindemnified liability arising out of such claim or lawsuit, Purchaser shall have the authority to compromise or settle such claim or lawsuit only with the written consent of Seller, which consent shall not be unreasonably withheld. Purchaser shall have the right to approve any out of court settlement (which approval shall not be unreasonably withheld) of any claim or lawsuit for which it does not assume the defense, if Purchaser is to be liable to Seller for indemnification hereunder with respect thereto. Seller and Purchaser will cooperate fully with each other with respect to discovery, inquiries or investigations in connection with any claim or lawsuit for which indemnity is sought hereunder. Seller shall not have the right to offset any sums due Seller under this provision against any payments of whatever kind due to Purchaser from Seller.

          (c)  Limitation Periods.  The rights of Purchaser and
               ------------------
Seller to make claims for indemnification under this Section shall be limited as follows:

               (i) With respect to any claims for breaches of the representations and warranties of Seller and Purchaser set forth in Sections 14 and 15, such claims shall be limited to those of which Seller or Purchaser, as the case may be, is notified pursuant to this Agreement within eighteen (18) months after the Closing Date; provided, that there shall be no contractual limitation period with respect to any breach of any such representation or warranty arising out of an intentional misstatement or an intentional failure to disclose a material fact and the only limitation on when such claims may be asserted shall be that imposed by any applicable statutes of limitation.

               (ii) With respect to a breach of the non-competition covenant set forth in Section 17(b) or claims relating to taxes payable by either party, or leases, contracts or agreements which either party is or will be obligated to perform or discharge pursuant to this Agreement, there shall be no contractual limitation period and the only limitation on when such claims may be asserted shall be that imposed by any applicable statutes of limitation; and

              (iii)With respect to Costs incurred as a result of claims by third parties, there shall be no contractual limitation period and the only limitation on when such claims may be asserted shall be that imposed by any applicable statutes of limitation.

          (d)  Limitation of Liability.  Except with respect to
               -----------------------
Costs incurred as a result of claims by third parties (as to which there shall be no limit on liability) the aggregate amount of the liability of Seller hereunder shall not exceed an amount equal to one-half the Purchase Price. Notwithstanding anything to the contrary contained herein, no party shall be entitled to make claims for indemnification under this Section until the aggregate amount of such claims made shall exceed $30,000.

     17.  Further Covenants of Seller.  Seller hereby covenants and
          ---------------------------
agrees as follows:

          (a)  Best Efforts.  Seller will use its best efforts, as
               ------------
applicable, to cause to be fulfilled the conditions to Closing set out in Sections 19 and 20.

          (b)  Non-Competition Agreement.  As a material inducement
               -------------------------
to Purchaser to purchase the Assets, Seller agrees that for a period of five (5) years from and after the Closing Date, neither Seller nor any affiliate of Seller (which term for purposes of this clause (b) shall mean any corporation, partnership or other entity controlled directly or indirectly by Seller) will directly or indirectly:

               (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or otherwise engage in the business of processing, recycling or salvaging automobiles or household appliances (each a "Restricted Metal") at a yard, plant, or office located within a distance of 250 miles of El Paso County, Texas; or

               (ii) engage in the business of processing, recycling or salvaging a Restricted Metal at Seller's facility located near
Randolph, Arizona;

               (iii)buy, either as a principal or as a broker, any Restricted Metal located at a yard, plant or office located within 250 miles of El Paso County, Texas; or

               (iv) sell, either as a principal or as a broker, any ferrous scrap processed from a Restricted Metal for delivery to a yard, plant or office located within 250 miles of El Paso County, Texas;

provided, however, that clauses (ii) and (iii) of this
Section 17(b) shall not, and shall not be interpreted to, apply to any of the joint ventures or partnerships in which Seller or an affiliate of Seller is a joint venturer or partner as of the date hereof, but Seller will not recommend to, or encourage, any such joint venture, partnership or any party engaged therein to effect the types of transactions restricted by said clauses (i) and (ii) within the area there specified; and provided further that this
Section 17(b) shall not, and shall not be interpreted to, prevent Seller or any affiliate of Seller from (i) purchasing, shredding or otherwise processing tin cans, tin-coated steel, tin-free thin-gauge steel, light-gauge iron or other materials not expressly restricted by the foregoing provisions or (ii) purchasing or processing automobile shredder residue or other materials in connection with Proler's thermal conversion technology and (iii) selling any scrap so purchased or any products produced from any such process. The parties agree that in the case of a breach by Seller of any of the foregoing covenants, damages would be difficult, if not impossible, to prove, and Purchaser shall be entitled to injunctive relief as its primary but not exclusive remedy against Seller. If Seller is found to have violated any of the foregoing covenants, the parties agree that the duration of the non-competition period set forth above shall be automatically extended by the same period of time that Seller is determined to be in violation of the foregoing covenants. The parties hereby further agree that the restrictions and obligations herein set forth are reasonably necessary for the protection of the value of the substantial assets Purchaser is acquiring from Seller pursuant to this Agreement. If any of the foregoing restrictions should be finally determined by any court to be unenforceable in any particular area or jurisdiction or enforceable in such area or jurisdiction only if modified in duration or scope, then the parties agree that this Agreement shall be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such restriction is so held to be unenforceable or deemed amended or modified in duration or scope to comply with such court order; and as to all other areas and jurisdictions, the terms and provisions hereof shall remain in full force and effect as originally written. The provisions of this Section and the rights and remedies to enforce such provisions shall be assignable in favor of any successor of Purchaser.

          (c)  Conduct of Business Pending Closing.  Seller agrees
               -----------------------------------
that pending the Closing and except as otherwise consented to or approved by Purchaser in writing: Seller (i) shall carry on the Business in the normal course and substantially in the same manner as heretofore, (ii) will continue all normal repairs, servicing, replacement, maintenance and upkeep of the IFE and the Inventory in substantially the same manner as heretofore, (iii) will not make any sale or gift of any IFE without the prior written consent of Purchaser; (iv) will not make any capital addition to the IFE without the prior written consent of Purchaser and (v) will maintain all insurance now in force covering the Assets.

          (d)  Access to Information, Premises.  Pending the
               -------------------------------
Closing, Seller shall give to Purchaser, its counsel, accountants, employees, and other representatives, reasonable access, after reasonable notice, during normal business hours, to all of Seller's properties, contracts, and commitments which relate to the Assets. Pending the Closing, Seller shall cause its employees and counsel, after reasonable notice, to be reasonably available to assist Purchaser with respect to the transactions contemplated by this Agreement.

          (e)  Title Commitment.  Seller has delivered to Purchaser
               ----------------
 a title commitment ("Title Commitment") issued by Partners Title Company (the "Title Company"), along with copies of the title exceptions affecting the Property and which are referred to in the Title Commitment. Seller, at its cost, has delivered to Purchaser a current, on-the-ground survey of the Property (the "Survey") prepared by a licensed professional surveyor which includes field notes with metes and bounds description showing (i) the actual dimension of the area within the Property, (ii) the outside boundary lines of all improvements, (iii) the location of any easements, set back lines, encroachments, overlaps, roadways or waterways, and (iv) all easements or other matters referred to in the Title Commitment. If the Survey or the Title Commitment makes reference to any title exceptions or encumbrances other than those listed on Schedule E, then Purchaser may give notice to Seller and the Title Company which describes in detail its objection to any of such exceptions or encumbrances (the "objectionable exceptions" ) not later than three (3) business days prior to the Closing Date. If notice of objection is not given to Seller and the Title Company within such period, then any objection to the exceptions or encumbrances shall be deemed to have been waived by Purchaser, and all such exceptions or encumbrances shall be permitted exceptions. Seller shall have the right (including without limitation the right to use all or any part of the Purchase Price for this purpose), but not the obligation, up to the Closing to cure or remove any objectionable exceptions, so that the owner policy of title insurance can be issued to Purchaser at the Closing, without making exception to the objectionable exceptions; provided, further, that Purchaser shall be deemed to have waived any such objectionable exceptions and Seller will be deemed to have satisfied the requirements of this Section 17(e), if despite the failure by Seller to cure or remove those objectionable exceptions, the Title Company is willing to issue an owner policy of title insurance without making exception to the objectionable exceptions. If at or prior to the Closing Seller notifies Purchaser that Seller is unable or unwilling to cure or remove any such objectionable exceptions, then Purchaser shall have the option of giving notice to Seller within ten (10) days after receipt of Seller's notice or on the date of the Closing, whichever date first occurs, either to terminate this Agreement or to waive any such objections, in which case the objectionable exceptions shall be permitted exceptions; and if no such notice is given by Purchaser, then Purchaser will be deemed to have elected to waive any such objections.

     18.  Further Covenants of Purchaser.  Purchaser hereby
          ------------------------------
covenants and agrees as follows:

          (a)  Best Efforts.  Purchaser will use its best efforts,
               ------------
as applicable, to cause to be fulfilled the conditions to the Closing set out in Sections 19 and 20.

          (b)  Resale Certificates.  Purchaser shall promptly
               -------------------
furnish to Seller a resale certificate(s) with respect to Purchaser's exemption from sales tax in connection with the sale of the Inventory.

     19.  Conditions Precedent to Purchaser's Obligations.  All
          -----------------------------------------------
obligations of Purchaser under this Agreement are subject to the fulfillment of each of the following conditions unless waived in writing by Purchaser:

          (a) Seller's representations and warranties contained in this Agreement shall be true and correct in all material respects at the time of Closing; all obligations and agreements required by this Agreement to be performed by Seller and all Remediation Requests which Seller shall have agreed or is required to perform pursuant to Section 7(a)(vi) shall have been performed, and Seller shall have delivered to Purchaser an appropriate certificate to such effect.

          (b) No amendment or modification shall have been made to Schedules A, B, C, D, E or F except with the express written consent of Purchaser, which consent shall not be unreasonably withheld.

          (c) None of the parties hereto shall be a party to or shall have received notice of any suit or threatened suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished or alleging damages in connection therewith.

          (d) All authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall continue in effect on the Closing Date.

          (e) Purchaser shall have reached an understanding with El Paso Electric Company that is reasonably acceptable to Purchaser relating to the future purchase of electricity for use on the Property; provided, however, that in the event Purchaser fails to consummate its obligations under this Agreement due to the failure of the condition set forth in this Section 19(e), Purchaser agrees promptly to pay all Seller's documented legal, consulting and other fees and expenses relating to this Agreement and the transactions contemplated hereby and incurred after February 15, 1994.

     20.  Conditions Precedent to the Seller's Obligations.  All
          ------------------------------------------------
obligations of Seller under this Agreement are subject to the fulfillment prior to Closing of each of the following conditions unless waived in writing by Seller:

          (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing; all obligations and agreements required by this Agreement to be performed by Purchaser shall have been performed, and Purchaser shall have delivered to Seller an appropriate certificate to such effect.

          (b) None of the parties hereto shall be a party to or shall have received notice of any suit or threatened suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective such transactions if accomplished or alleging any damages in connection therewith.

          (c) All authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall continue in effect on the Closing Date.

     21.  Closing Documents.
          -----------------

          (a)  Seller.  At the Closing, Seller shall deliver to
               ------
Purchaser:

               (i)  The Deed and other instruments of sale,
transfer, assignment and conveyance covering the other Assets as shall, in the reasonable opinion of Purchaser's counsel, be necessary to vest in Purchaser good and marketable title to such Assets as provided in this Agreement. Such instruments shall be in form and substance reasonably satisfactory to Purchaser and its counsel;

               (ii) The certificate required by Section 19(a);

               (iii)An opinion of counsel to Seller in form and substance satisfactory to Purchaser as to Seller's corporate existence and its authority to enter into this Agreement and consummate the transactions contemplated hereby; and

               (iv) Such certificates and other instruments as may be necessary to consummate the transactions herein contemplated or fulfill the conditions to Closing as herein described.

          (b)  Purchaser:  At the Closing, Purchaser shall deliver
               ---------
to Seller:

               (i)  The Purchase Price as provided in Section 4;

               (ii) Instruments of assumption of each of the contracts, leases and obligations to be assumed by Purchaser. Such instruments shall be in form and substance reasonably satisfactory to Seller and its counsel;

               (iii)The certificate required by Section 20(a);

               (iv) An opinion of counsel to Purchaser in form and substance satisfactory to Seller as to Purchaser's corporate existence and its authority to enter into this Agreement and consummate the transactions contemplated hereby; and

               (v) Such certificates and other instruments as may be necessary to consummate the transactions contemplated herein or to fulfill the conditions to Closing as herein described.

     22.  Survival of Representations and Warranties.  The
          ------------------------------------------
representations and warranties contained herein shall survive the Closing only as provided for in Section 16(c) hereof and any liability in respect of a breach thereof by either party shall be governed by Section 16 hereof.

     23.  Termination of Agreement.
          ------------------------

          (a)  Termination.  This Agreement may be terminated, by
               -----------
written notice from the terminating party to the other, as follows:

               (i) by either party, if the conditions precedent to such party's obligations to close as set forth in Sections 19 or 20, as the case may be, shall not have been satisfied or waived by the Closing Date; or

               (ii) by Purchaser, as provided in Section 7(a)(vi),
Section 7(a)(vii) or Section 17(e); or

               (iii)by Seller, as provided in Section 7(a)(vi).

     In the event of the termination of this Agreement pursuant to this Section 23(a), Section 7(a)(vi), Section 7(a)(vii) or Section 17(e), the Confidentiality Agreement and the Site Access Agreement shall continue in full force and effect, and this Agreement with the exception of any provision which by its terms shall survive the termination of this Agreement, shall become void and be of no further force and effect, without any liability on the part of any party.

     24.  Assignment.  This Agreement shall not be assigned by
          ----------
Seller or Purchaser directly or indirectly without the written consent of the other; provided, that this Agreement may be assigned in writing by Purchaser without such consent to one or more wholly-owned subsidiaries of Purchaser, and provided further that upon making such assignment, any such assignee-subsidiary shall assume and become bound by all of Purchaser's agreements and covenants contained herein or in the Confidentiality Agreement, that such assignee-subsidiary shall be deemed to have made for itself all of the representations and warranties of Purchaser in this Agreement, and that such assignment shall not relieve Purchaser of any of its agreements, obligations, covenants, representations and warranties to Seller under this Agreement or the Confidentiality Agreement or in connection with any transaction entered into by Purchaser or such assignee-subsidiary pursuant to the terms of this Agreement. Purchaser shall give written notice of any such assignment to Seller not less than ten (10) days prior to the Closing Date, together with an executed copy of such Assignment.

     25.  Further Assurances.  From time to time hereafter and
          ------------------
without further consideration, Seller shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser the Assets sold to Purchaser hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of Seller's obligations hereunder or the purposes of this Agreement. From time to time hereafter and without further consideration, Purchaser shall execute and deliver such additional or further instruments of assumption and take such actions as Seller may reasonably request in order to more effectively consummate the assumption of the obligations of Purchaser specified herein or as shall be reasonably necessary or appropriate in connection with the carrying out of Purchaser's obligations hereunder or the purposes of this Agreement.

     26.  Announcements and Press Releases.  Any press releases or
          --------------------------------
any other public announcements concerning this Agreement or the transactions contemplated hereby shall be approved by both Seller and Purchaser; provided, that if either party reasonably believes, after consultation with its outside legal counsel, that it has a legal obligation to make a press release or any other announcement or communication concerning this Agreement or the transactions contemplated hereby and the consent of the other party cannot be obtained, than the release may be made without such approval.

     27.  Amendments.  This Agreement may be amended or modified,
          ----------
only by a written instrument executed by Purchaser and Seller acting through their respective duly authorized officers.

     28.  Counterparts.  This Agreement may be executed in one or
          ------------
more counterparts, all of which when taken together shall constitute one and the same instrument.

     29.  Parties Bound.  This Agreement shall inure to the benefit
          -------------
of and be binding upon Seller and Purchaser and their respective successors and permitted assigns.

     30.  Notices.  All notices, requests and other communications
          -------
hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified mail with postage prepaid:

          (a)  If to Seller:

               Proler International Corp.
               4265 San Felipe, Suite 900
               Houston, Texas  77027
               Attention: Herman Proler

               with a copy to:

               Mayor, Day, Caldwell & Keeton, L.L.P.
               700 Louisiana, Suite 1900
               Houston, Texas 77002
               Attention:  Richard B. Mayor

          (b)  If to Purchaser:

               Commercial Metals Company
               7800 Stemmons Freeway
               Dallas, Texas  75247
               Attention: Harry J. Heinkele

               with a copy to:

               Commercial Metals Company
               7800 Stemmons Freeway
               Dallas, Texas  75247
               Attention:  David M. Sudbury

     31.  No Waivers.  Investigations or examinations made by
          ----------
either party, its counsel, accountants, employees or representatives and information obtained as a result thereof shall not constitute a waiver of any representation, warranty, obligations, covenant or agreement of the other party.

     32.  Entire Agreement.  This Agreement, including the
          ----------------
Schedules and Exhibits attached hereto, the Confidentiality Agreement and the Site Access Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

     33.  Severability.  In the event that any of the terms or
          ------------
provisions of this Agreement are determined to be unenforceable by any court of competent jurisdiction, such terms or provisions shall be deemed amended or modified so as to eliminate such invalidity orunenforceability, and all other terms and provisions shall remain in full force and effect.

     34.  Applicable Law.  This Agreement and the rights and
          --------------
obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to its choice of laws provisions.

     35.  Headings.  The headings to the sections of this Agreement
          --------
are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                              PROLER INTERNATIONAL CORP.



                              By
                                   Herman Proler
                                   Chairman and Chief Executive
                                   Officer


                              COMMERCIAL METALS COMPANY


                              By
                                   Harry J. Heinkele
                                   President, Secondary Metals
                                   Processing Division